UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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RAMBUS INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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RAMBUS INC.

ADDITIONAL INFORMATION REGARDING PROPOSALS THREE AND FOUR

TO BE CONSIDERED AT THE

2014 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON THURSDAY, APRIL 24, 2014

April 14, 2014

The following information relates to the proxy statement (the “Proxy Statement”) of Rambus Inc. (the “Company”), dated March 14, 2014, furnished to stockholders of the Company in connection with the solicitation of proxies by the Board of Directors of the Company (the “Board”) for the 2014 Annual Meeting of Stockholders and any adjournment or postponement thereof (the “Annual Meeting”). All capitalized terms used in this supplement to the Proxy Statement (the “Supplement”) and not otherwise defined herein have the meaning ascribed to them in the Proxy Statement.

This information is provided for your convenience to summarize certain matters and provide additional details regarding Proposals Three and Four.  Providing this additional information is in addition to the information required to be provided to the Company’s stockholders under the applicable proxy disclosure rules as set forth in the Proxy Statement and is intended to assist you in your decision with respect to Proposal Three and Proposal Four, as described in further detail below.

THIS SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.

Supplemental Disclosure Concerning Proposal Three: Approval of amending our 2006 Equity Incentive Plan to increase the number of shares of common stock reserved for issuance under such plan by 10,000,000 shares

The Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) and the Board of Directors of the Company (the “Board”) approved the increase to the number of shares reserved for issuance under the 2006 Equity Incentive Plan (the “Incentive Plan”) following substantial review of, and deliberation concerning, historical grant practices, forecasted grant practices, awards outstanding under existing grants, analyses provided by consultants and third-party data providers, and the potential dilutive impact of increasing the shares reserved. After considerable deliberation, the Compensation Committee and the Board subsequently approved the amended Incentive Plan, subject to approval by our stockholders. In determining the number of shares reserved for issuance under the amended Incentive Plan, the Compensation Committee and the Board considered a number of factors, including:

•                  Historical Grant Practices. The Board considered the historical numbers of equity awards that Rambus has granted in the past three years.  Our three year burn rate, which we define as the number of shares subject to equity awards granted in a year divided by the weighted average common shares outstanding for that fiscal year, is below industry guidelines recommended by Institutional Shareholder Services (“ISS”).  Our senior management, Compensation Committee and Semler Brossy Consulting Group, LLC, the independent consultants to the Compensation Committee, reviewed our burn rate as compared to our industry peer companies and indexes provided by two different third-party data providers.  Our Compensation Committee and Board ultimately approved a 10,000,000 additional request proposal for our stockholders to consider.  We last received stockholder approval for an increase of 6,500,000 shares under the Incentive Plan in 2012, with approval by over 85% of votes cast.

•                  Forecasted Grant Practices. We currently forecast granting options and full-value awards (in the form of restricted stock units) covering the approximately 10,000,000 shares, if approved, over the next three-year period, which is equal to 8.8% of our common stock outstanding as of February 28, 2014. We also estimate cancellation of options and forfeitures of restricted stock unit awards of approximately 3,100,000 shares over this period, based on our historic rates. If our expectation for cancellations is accurate, our net grants (grants less cancellations) over the next three-year period would be approximately 6,900,000 shares, or approximately 6% of our common stock outstanding as of February 28, 2014. The proposed share reserve under the amended Incentive Plan would increase the number of available shares from approximately 700,000 to approximately 10,700,000.  We believe, and our Compensation Committee and Board considered, that this expected forecast will provide us with a share reserve that will allow for us to make equity awards for the purpose of our expected new hires, focal awards, any special retention needs and employee growth through any opportunistic acquisitions or hiring for the next three years.  However, circumstances could alter this projection, such as a change in business conditions, our stock price, competitive pressures for attracting and retaining employees, or our company strategy.

•                  Awards Outstanding Under Existing Grants and Dilutive Impact. We have outstanding, as of February 28, 2014, stock options covering approximately 12,800,000 shares and approximately 700,000 unvested restricted stock units.  Accordingly, the approximately 13,500,000 shares subject to outstanding awards (commonly referred to as the “overhang”) represent approximately 11.9% of our outstanding shares and the dilutive impact of the total of approximately 10,700,000 shares that would be available for issuance if Proposal Three is approved would represent an additional 9.4% of our outstanding shares, each based on our outstanding shares as of February 28, 2014.

•                  Modeling Analysis.  We considered various shareholder models that considered what would be expected to be an allowable cap as compared to that we are seeking in Proposal Three, and we have concluded that are request is below such cap.  While the modeling we used only represented one analysis subject to a number of assumptions, we, our Compensation Committee and our Board considered the model as a useful benchmark in how we approached the 10,000,000 share increase in Proposal Three.  We only considered this modeling benchmarking information in relation to the other empirical data provided by at least two other third-party data providers.

•                  Tax Effect for Rambus.  We generally will be entitled to a tax deduction in connection with an award under the Incentive Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, the exercise of a nonstatutory stock option). Under Section 162(m) of the Internal Revenue Code, however, no deduction is allowed for certain compensation paid to our Chief Executive Officer and to each of our other three highest compensated officers (other than our Chief Financial Officer) to the extent that the amount paid to the executive exceeds $1,000,000. Section 162(m) excludes from this calculation compensation that qualifies as “performance based compensation” within the meaning of Section 162(m).  The Incentive Plan does not permit the Compensation Committee to grant equity awards that qualify as performance based compensation under Section 162(m).  Our Compensation Committee will continue evaluating all of our awards to our executives and may determine at a later date to design the Incentive Plan so that it may grant equity awards that qualify as performance based compensation under Section 162(m), so long as the Compensation Committee determines that doing so is in the Company’s best interests.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL THREE.

Supplemental Disclosure Concerning Proposal Four: Approval of amending our 2006 Employee Stock Purchase Plan to increase the number of shares of common stock reserved for issuance under such plan by 1,500,000 shares

Our Compensation Committee and Board approved the increase to the number of shares reserved for issuance under the 2006 Employee Stock Purchase Plan (the “ESPP”) following substantial review of, and deliberation concerning, historical grant practices, forecasted grant practices, awards outstanding under existing grants, and the dilutive impact of increasing the shares reserved.  The Compensation Committee and the Board subsequently approved the amended ESPP, subject to approval by our stockholders. In determining the number of shares reserved for issuance under the amended ESPP, the Compensation Committee and the Board considered a number of factors, including:

•                  Historical Usage. The Board considered the historical amounts of equity awards that were purchased under the ESPP in the past two years.  We last received stockholder approval for an increase of 1,500,000 shares under the ESPP in 2012, with approval by approximately 88% of votes cast.

•                  Forecasted Usage and Dilutive Impact. We currently forecast that the 1,500,000 shares, if approved, to be reserved under the ESPP will cover purchases over the next two-year period, which is equal to 1.3% of our common shares outstanding as of February 28, 2014.  We currently have less than 20,000 authorized shares remaining under the ESPP, so the completion of our current offering period will be dependent on receiving the approval under this Proposal Four.

•                  Shares Purchased Under the ESPP. Our employees have purchased an aggregate of 1,794,732 shares under the ESPP over the past two years, representing approximately 1.6% of our outstanding shares as of February 28, 2014.

•                  Other Considerations.  Without stockholder approval of the amendment to the ESPP, we believe our ability to attract and retain the individuals necessary to increase long-term stockholder value will be limited. We believe that the approval to increase the number of shares available for issuance under the ESPP is important to our continued success.  If stockholders do not approve an increase in the number of shares reserved for issuance under the ESPP, our goals of recruiting, retaining and motivating talented employees will be more difficult to meet.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL FOUR.

If you have not already done so, please vote today!

Your vote is extremely important to us.  The quickest way to vote is by telephone or internet.  Thank you for your investment in Rambus and for voting your shares.

Safe Harbor Statement

This notice contains forward-looking statements under the Private Securities Litigation Reform Act of 1995, including statements regarding our plans for future equity awards, cancellations and expected burn rate. Such forward-looking statements are based on historical experience, current expectations, estimates and projections about our industry, management’s beliefs, and certain assumptions made by our management. Actual results may differ materially, including due to changes business conditions, our stock price, competitive pressures for attracting and retaining employees, or our company strategy. Our business generally is subject to a number of risks which are described more fully in our SEC filings including our Form 10-Kfiled with the SEC on February 21, 2014.